EXHIBIT 99.1

News Release

First Solar, Inc. Announces Fourth Quarter and Full Year 2021 Financial Results and 2022 Guidance

•Net sales of $2.9 billion for 2021 and $0.9 billion for the fourth quarter
•Net income per diluted share of $4.38 for 2021 and $1.23 for the fourth quarter
•Year-end 2021 cash, cash equivalents, restricted cash, and marketable securities of $1.8 billion
•17.5 GWDC of 2021 net bookings; 11.8 GWDC since third quarter earnings call
•2022 net sales guidance of $2.4 billion to $2.6 billion
•2022 EPS guidance of $0.00 to $0.60
•Year-end 2022 net cash balance guidance of $1.1 billion to $1.35 billion
•Company in advanced stage discussions to sell Japan project development and O&M platform

TEMPE, Ariz., March 1, 2022 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the fourth quarter and year ended December 31, 2021. Net sales for the fourth quarter were $0.9 billion, an increase of $0.3 billion from the prior quarter. The increase was primarily a result of international project sales and increased module sales in the fourth quarter.

“I would like to express my gratitude to the entire First Solar team for their hard work and perseverance in a year where much of the solar PV manufacturing industry faced supply chain, logistics, cost, and pandemic-related challenges,” said Mark Widmar, CEO of First Solar. “Despite these dynamics, our full year 2021 earnings per diluted share result came in above the mid-point of the guidance range we provided at the time of our third quarter earnings call, and is solidly within the original guidance range provided last February.”

The Company reported fourth quarter net income per diluted share of $1.23, and full year net income per diluted share of $4.38.

Cash, cash equivalents, restricted cash, and marketable securities at the end of the fourth quarter decreased to $1.8 billion from $1.9 billion at the end of the prior quarter. The decrease was primarily a result of capital expenditures related to expansion in India and Ohio and operating expenses.

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Forecasted net sales for 2022 are $2.4 billion to $2.6 billion. Operating income is forecasted to be $55 million to $150 million, which includes production start-up expense of $85 million to $90 million, underutilization losses related to factory upgrades of $10 million to $15 million, and a pre-tax gain related to the potential sale of the Japan project development and O&M platform of approximately $270 million to $290 million. Forecasted net income per diluted share is $0.00 to $0.60. The year-end 2022 ending net cash balance is projected to be in the range of $1.1 billion to $1.35 billion. The complete 2022 guidance is as follows:

2022 Guidance
Net Sales	$2.4B to $2.6B
Gross Margin (1)	$155M to $215M
Operating Expenses (2)	$365M to $380M
Operating Income (3)(4)	$55M to $150M
Earnings per Diluted Share	$0.00 to $0.60
Net Cash Balance (5)	$1.1B to $1.35B
Capital Expenditures	$850M to $1.1B
Shipments	8.9GW to 9.4GW
——————————
(1)Includes $10 million to $15 million of underutilization losses
(2)Includes $85 million to $90 million of production start-up expense
(3)Includes $95 million to $105 million of production start-up expense and underutilization losses
(4)Includes $270 million to $290 million pre-tax gain related to the potential sale of the Japan project development and O&M platform
(5)Defined as cash, cash equivalents, marketable securities, and restricted cash less expected debt at the end of 2022

“We will continue to navigate near-term headwinds with a focus on the future, as we invest in realizing the full value of our differentiated thin-film technology,” said Mark Widmar, CEO of First Solar. “This pivotal year will revolve around continued significant investment in R&D, new products, manufacturing expansion, and employing new contracting strategies, all of which we believe set the stage for sustained growth in 2023 and beyond.”

First Solar also announced today that it is in advanced stage discussions to sell its project development and O&M platform in Japan. The consideration of a potential sale for its Japan project development and O&M platform by First Solar is at a preliminary stage and may not result in any transaction being consummated. First Solar does not intend to disclose further developments with respect to this process except to the extent the process is concluded or it is required by law or otherwise deemed appropriate.

The guidance figures presented above are forward-looking statements that are subject to a variety of assumptions and estimates. Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s fourth quarter and full year 2021 financial results, 2022 guidance, and financial outlook.

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Conference Call Details

First Solar has scheduled a conference call for today, March 1, 2022 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com. An audio replay of the conference call will be available through Tuesday, March 15, 2022 and can be accessed by dialing +1 (800) 585-8367 if you are calling from within the United States or +1 (416) 621-4642 if you are calling from outside the United States and entering the replay passcode 2254797. A replay of the webcast will also be available on the Investors section of the Company’s website approximately five hours after the conclusion of the call and remain available for 90 days.

About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at R&D labs in California and Ohio, the company’s advanced thin film photovoltaic (“PV”) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: demand for our technology; our financial guidance for 2022, net sales, gross margin, operating expenses, operating income, earnings per share, net cash balance, capital expenditures, shipments, bookings, products and our business and financial objectives for 2022. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” “contingent” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the market for renewable energy, including solar energy; the reduction, elimination, expiration or introduction of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to execute on our long-term strategic plans; the loss of any of our large customers, or the ability of our customers and counterparties to perform under their contracts with us; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply

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with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; supply chain disruption, including the availability of shipping containers, port congestion, canceled shipments by logistic providers, and the cost of fuel, all of which may be exacerbated by the COVID-19 pandemic; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to convert existing or construct production facilities to support new product lines; our ability to attract and retain key executive officers and associates; the severity and duration of the COVID-19 pandemic, including its potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,450,654	$1,227,002
Marketable securities	375,389	520,066
Accounts receivable trade, net	429,436	266,086
Accounts receivable unbilled, net	25,273	26,370
Inventories	666,299	567,587
Assets held for sale	—	155,685
Other current assets	244,192	251,739
Total current assets	3,191,243	3,014,535
Property, plant and equipment, net	2,649,587	2,402,285
PV solar power systems, net	217,293	243,396
Project assets	315,488	373,377
Deferred tax assets, net	59,162	104,099
Restricted marketable securities	244,726	265,280
Goodwill	14,462	14,462
Intangible assets, net	45,509	56,138
Inventories	237,512	201,229
Other assets	438,764	434,130
Total assets	$7,413,746	$7,108,931
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$193,374	$183,349
Income taxes payable	4,543	14,571
Accrued expenses	288,450	310,467
Current portion of long-term debt	3,896	41,540
Deferred revenue	201,868	188,813
Liabilities held for sale	—	25,621
Other current liabilities	34,747	83,037
Total current liabilities	726,878	847,398
Accrued solar module collection and recycling liability	139,145	130,688
Long-term debt	236,005	237,691
Other liabilities	352,167	372,226
Total liabilities	1,454,195	1,588,003
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 106,332,315 and 105,980,466 shares issued and outstanding at December 31, 2021 and 2020, respectively	106	106
Additional paid-in capital	2,871,352	2,866,786
Accumulated earnings	3,184,455	2,715,762
Accumulated other comprehensive loss	(96,362)	(61,726)
Total stockholders’ equity	5,959,551	5,520,928
Total liabilities and stockholders’ equity	$7,413,746	$7,108,931

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net sales	$907,319	$583,504	$609,232	$2,923,377	$2,711,332
Cost of sales	660,830	458,924	449,372	2,193,423	2,030,659
Gross profit	246,489	124,580	159,860	729,954	680,673
Operating expenses:
Selling, general and administrative	38,411	43,476	62,700	170,320	222,918
Research and development	29,881	25,426	22,670	99,115	93,738
Production start-up	5,038	2,945	16,716	21,052	40,528
Litigation loss	—	—	—	—	6,000
Total operating expenses	73,330	71,847	102,086	290,487	363,184
Gain on sales of businesses, net	—	(1,866)	—	147,284	—
Operating income	173,159	50,867	57,774	586,751	317,489
Foreign currency loss, net	(3,362)	(1,018)	(1,341)	(7,975)	(4,890)
Interest income	2,183	1,752	1,446	6,179	16,559
Interest expense, net	(2,530)	(2,958)	(3,018)	(13,107)	(24,036)
Other (expense) income, net	(2,284)	(2,603)	(3,279)	314	(11,932)
Income before taxes and equity in earnings	167,166	46,040	51,582	572,162	293,190
Income tax (expense) benefit	(35,796)	(837)	66,400	(103,469)	107,294
Equity in earnings, net of tax	—	—	(2,279)	—	(2,129)
Net income	$131,370	$45,203	$115,703	$468,693	$398,355

Net income per share:
Basic	$1.24	$0.43	$1.09	$4.41	$3.76
Diluted	$1.23	$0.42	$1.08	$4.38	$3.73
Weighted-average number of shares used in per share calculations:
Basic	106,327	106,320	105,976	106,263	105,867
Diluted	107,007	106,899	106,944	106,924	106,686

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